Excel Publishing, Inc.

License Agreement

THIS AGREEMENT is made and entered into this 8th day of October 2001, by and between, Excel Publishing, Inc., a Nevada corporation, with its principal place of business at Springville, Utah, hereinafter referred to as "Licensor" and Excel Publishers, Inc., a Utah corporation, with its principal place of business at Springville, Utah, hereinafter referred to as "Licensee".

WHEREAS, the Licensor has expended time, effort, and money to develop and obtain expertise in the field of writing, marketing, and distributing a weekly financial newsletter and has successfully established market demand for the newsletter named Sector Fund Wealth Builder. The Licensor is the lawful owner of the Sector Fund Wealth Builder and believes the newsletter signifies a high standard of quality; and

WHEREAS, the Licensee desires to write, market, and distribute the aforementioned newsletter established by the Licensor under the Sector Fund Wealth Builder name as hereinafter provided.

IT IS THEREFORE AGREED between the parties as follows:

1. License. The Licensee shall have the exclusive U.S. rights to engage, under the terms hereof, in the business of writing, marketing, and distributing the newsletter under theSector Fund Wealth Builder name, as approved by Licensor.

2. Term of license. The term of this license shall commence from the date of this agreement and shall continue for six months and is renewable upon the mutual agreement of both parties.

3. Initial Funds to be paid. The Licensee shall pay to the Licensor, as the initial fee, the sum of Ten Thousand Dollars ( $10,000 ) in cash payable in full upon the execution of this agreement.

4. Reoccurring Funds to be paid. Licensee shall pay a royalty of Ten Percent (10%) of the monthly total revenues from subscription sales. Licensee agrees to pay on or before the tenth day of the month following the month of sale.

5. Territory. The Licensor shall not, while this Agreement is in effect, operate for itself or grant a license to write, market, or distribute in any way the Sector Fund Wealth Builder newsletter or name to any other entity in the United States for the length of this agreement.

6. Product liability. Licensor makes no representations regarding the ability of the Sector Fund Wealth Builder name, to perform any specific function other than as a newsletter. License agrees to indemnify and hold harmless Licensor from all claims.

7. Customer Service. Licensee shall provide customer service and assume responsibility for all stated or implied benefits accruing to all Sector Fund Wealth Builder customers past and present, including fulfillment of subscriptions, inquiries, complaints, charge-backs, and refunds.

8. Confidentiality. The Licensee and Licensor acknowledge the confidential nature of theSector Fund Wealth Builder strategies or information, and neither Licensee or Licensor may disclose to anyone any Sector Fund Wealth Builder strategies or information without the mutual consent of both parties.

9. Reporting Requirements. The Licensee shall submit to the Licensor, such financial and operating information as requested by the Licensor. The Licensor shall not release such information without the prior written approval from the licensee.

10. Vendors accounts. Licensee shall establish vendor accounts, merchant accounts, and subcontractors agreements in its own name. Licensor shall terminate vendor accounts, merchant accounts, and subcontractor agreements established in its name. Licensee may not establish or conduct business under the name of the Licensor or obligate the Licensor in any way.

11. Termination.

a. In the event of any failure by the Licensee to pay the royalty payment owed to the Licensor, the Agreement may be terminated by Licensor.

b. In the event the Licensor markets the Sector Fund Wealth Builder newsletter itself or through a contractor within the United States the Agreement may be terminated by Licensee.

12. Complete agreement. This agreement contains the entire agreement of the parties, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

13. Governing law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Utah.

_/s/ Steven L. White

For Excel Publishing, Inc., Steven L. White, President, Licensor

_/s/ Anthony Ramon

For Excel Publishers, Inc., Anthony Ramon, President, Licensee